Exhibit d(8)
AMENDMENT TO SUBMANAGEMENT AGREEMENT
By this amendment made as of April 25, 2008, (the “Amendment”), the Submanagement Agreement between Domini Social Investments LLC, (the “Manager”), and Seix Advisors, a division of Trusco Capital Management, Inc. (“Trusco”) made as of March 1, 2005, (the “Agreement”), is hereby amended as follows:
     WHEREAS, Seix Investment Advisors LLC (“Seix”), recently formed in connection with a corporate re-organization, is a wholly-owned subsidiary of RidgeWorth Capital Management, Inc. (“RidgeWorth”) (formerly known as Trusco);
     WHEREAS, the division of RidgeWorth which previously provided Submanagement services to the Domini Social Bond Fund (the “Fund”), was spun-off into Seix; and
     WHEREAS, RidgeWorth desires to have Seix provide submanagement services in its place and DSIL desires to substitute Seix as the entity providing submanagement services in accordance with the Agreement with respect to the Fund.
     NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree to the following:
1. Appointment of Submanager. The Manager hereby retains Seix to act as the Submanager for the Fund for the period and on the terms set forth in the Agreement. Seix accepts such appointment and agrees to provide an investment program for the Fund for the compensation provided by the Agreement. References to Trusco as the Submanager in the Agreement are hereby deleted and replaced with Seix.
2. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings prescribed in the Agreement unless otherwise defined herein.
3. Terms. Except as amended above, the terms of the Agreement shall remain in full force and effect as stated in the Agreement.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

SEIX INVESTMENT ADVISORS LLC		DOMINI SOCIAL INVESTMENTS, LLC

By:	/s/ Robin J. Shulman	By:	/s/ Carole M. Laible
Name:	Robin J. Shulman, CFA	Name:	Carole M. Laible
Title:	Compliance Officer and Managing Director	Title:	Treasurer
Date:	4/30/08	Date:	5/1/08